CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE CRINETICS PHARMACEUTICALS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO CRINETICS PHARMACEUTICALS, INC. IF PUBLICLY DISCLOSED.

Exhibit 10.2

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made as of February 25, 2022 (the “Effective Date”), by and between CRINETICS PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware, U.S.A. having a registered address at 10222 Barnes Canyon Road, Building 2, San Diego, CA 92121 U.S.A. (“Crinetics”), and SANWA KAGAKU KENKYUSHO CO., LTD., having a place of business at 35 Higashisotobori-cho, Higashi-ku, Nagoya, Aichi 461-8631 Japan (“SKK”). Crinetics and SKK are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Crinetics is a pharmaceutical company that has developed the proprietary chemical-based drug, paltusotine, for the treatment of acromegaly and neuroendocrine tumors along with certain patents and know-how, and Crinetics is seeking a partner for the commercialization of the Licensed Product in the Field in the Territory;

WHEREAS, SKK is a company engaged in the research, development and commercialization of pharmaceutical and medical devices and products in the Territory; and

WHEREAS, SKK wishes to obtain from Crinetics an exclusive license to develop and commercialize the Licensed Product in the Field in the Territory, and Crinetics is willing to grant such a license to SKK, all in accordance with the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

The terms of this Agreement with the initial letters capitalized, whether used in the singular or plural, shall have the meanings set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “Affiliate” means with respect to either one of the Parties, any person, firm, trust, corporation or other entity or combination thereof which directly or indirectly (a) controls said Party, (b) is controlled by said Party, (c) is under common control with said Party, or (d) which is de facto controlled by or is under common de facto control with, or which de facto controls, said Party; the terms “control” and “controlled” meaning ownership of more than fifty percent (50%), including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, corporation or other entity or combination thereof or the power to direct the management of such person, firm, trust, corporation or other entity or combination thereof.

1.2 “Annual Net Sales” means total Net Sales in a particular Annual Period.

1.3 “Annual Period” means each successive twelve (12) month period (a) first commencing on the first day of the month in which the First Commercial Sale of a Licensed Product occurs and (b) thereafter commencing on the anniversary of such day.

1.4 “API” means an active pharmaceutical ingredient.

1.5 “Applicable Laws” means collectively (i) all laws, regulations, ordinances, decrees, judicial and administrative orders (and any license, franchise, permit or similar right granted under any of the foregoing), guidelines (including Guideline for Sales Information Provision issued by MHLW, guidance, recommendations and any policies and other requirements of any applicable Governmental Authority and (ii) industry rules (including Promotion Code for Prescription Drugs issued by Japan Pharmaceutical Manufacturers Association) that govern or otherwise apply to a Party’s activities in connection with this Agreement.

1.6 “Business Day” means a day (other than a Saturday or a Sunday) day on which banking institutions in the San Diego, CA, U.S. and Tokyo, Japan are generally open for business.

1.7 “Calendar Year” means each 12-month period commencing on January 1.

1.8 “cGMP” means the then-current good manufacturing standards, practices and procedures promulgated or endorsed by the applicable Regulatory Authorities in the Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.9 “Change of Control” means, with respect to a Party, an event or transaction or series of events or transactions by which: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding securities of such Party or the total voting power of such securities entitled to vote in elections of directors; (b) (i) such Party reorganizes, consolidates or comes under common control with, or merges into another Third Party entity, or (ii) any Third Party entity reorganizes, consolidates or comes under common control with, or merges into such Party, in either event of the foregoing ((i) or (ii)) where more than fifty percent (50%) of the total voting power of the securities outstanding of the surviving entity entitled to vote in elections of directors is not held by the parties holding more than fifty percent (50%) of the outstanding shares of such Party immediately preceding such reorganization, consolidation or merger; (c) such Party conveys, transfers or leases to a Third Party (x) all or substantially all of its assets or the control thereof, or (y) all or substantially all of its assets or business relating to this Agreement or the control thereof; or (d) any other arrangement whereby a Third Party (or group of Third Parties acting in concert) obtains control or the right to control the board of directors or equivalent governing body that has the ability to cause the direction of the management, policies or affairs of such Party.

1.10 “Clinical Trial” means any clinical trial in humans that is designed to generate data in support or maintenance of the Regulatory Approval(s), or any post-approval clinical trial in humans.

1.11 “Commercialization” or “Commercialize” means all activities directed to marketing, promoting, advertising, exhibiting, distributing, importing, packaging, labeling, detailing, selling (and offering for sale or contracting to sell) or otherwise commercially exploiting (including pricing and reimbursement activities) a Licensed Product in the Field in the Territory (including importing and exporting activities within the Territory in connection therewith). Commercialization shall exclude Development and manufacturing activities (including manufacturing activities related to Commercialization).

1.12 “Commercially Reasonable Efforts” means the performance of obligations or tasks in a manner consistent with the reasonable practices of companies in the pharmaceutical industries having similar financial resources allocated for the development and commercialization of a product having similar technical and regulatory factors and similar market potential, profit potential and strategic value, and that is at a similar stage in its development or product life cycle as the Licensed Product. Without limiting the foregoing, Commercially Reasonable Efforts requires that a Party: (i) timely assign responsibility for such development and commercialization activities to specific employees, contractors, agents, or Affiliates, as applicable, who are held accountable for progress with respect to such activities, (ii) monitor such progress on an on-going basis, (iii) set and seek to achieve objectives and timelines for carrying out such development and commercialization activities, and (iv) allocate reasonable resources designed to advance progress with respect to such objectives and timelines.

1.13 “Compound” means the compound having the international non-proprietary name of paltusotine.

1.14 “Confidential Information” of a Party means, subject to Section 9.1, all Know-How, unpublished patent applications and other non-public information and data of a financial, commercial, business, operational or technical nature of such Party that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, in each case in connection with this Agreement or the CONFIDENTIAL DISCLOSURE AGREEMENT between the Parties dated June 15, 2020 (“Prior CDA”), whether made available orally, visually, in writing or in electronic form.

1.15 “Control” or “Controlled” means the possession by a Party (whether by ownership, license or otherwise) of (a) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms and conditions set forth herein, or (b) with respect to Patents, intangible Know-How or other intellectual property rights, the legal authority or right to grant a license, sublicense, access or right to use (as applicable) under such Patents, intangible Know-How or other intellectual property rights to the other Party on the terms and conditions set forth herein, in each case of (a) and (b), without breaching the terms of any agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use or (sub)license or incurring any additional fee or charge.

1.16 “Cover” means, with respect to a Patent, a Valid Claim of such Patent would (absent a license thereunder or ownership thereof) be infringed (as if issued with respect to any Valid Claim that is not issued) by the manufacture, use, sale or importation of the applicable product. Cognates of the word “Cover” shall have correlative meanings.

1.17 “Develop” or “Development” or “Developing” or “Developmental” means all development activities for any Licensed Product that are directed to obtaining Regulatory Approval(s) of such Licensed Product within the Territory and to support appropriate usage for such Licensed Product in the Field, including: all clinical activities, testing and studies of such Licensed Product; safety, tolerability and pharmacological studies conducted in connection with the Clinical Trials of such Licensed Product; distribution of such Licensed Product for use in Clinical Trials (including placebos and comparators); statistical analyses; the preparation, filing and prosecution of any application for Regulatory Approval for such Licensed Product in the Territory, with respect to Development activities conducted under the Development Plan; development activities conducted after receipt of Regulatory Approval that are required or requested in writing by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining a Regulatory Approval; and pharmacoeconomic studies relating to the Indications for which the applicable Licensed Product is being developed; in each case above, including investigator- or institution-sponsored studies for which a Party is providing material or assistance or otherwise has written obligations to such investigator or institution; and all regulatory activities related to any of the foregoing; provided, however, that Development shall exclude Commercialization and manufacturing activities (including manufacturing activities related to Development).

1.18 “Dollar” or “$” means the U.S. dollar which is the lawful currency of the U.S., and “$” shall be interpreted accordingly.

1.19 “Entity” means a partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization.

1.20 “Exchange Rate” means the central rate between the Dollar and the relevant other currency published by Bank of Japan or any successor thereto on a specified reference date. If Bank of Japan does not publish a central rate between the Dollar and such other currency on the relevant reference date, the Exchange Rate as of the next date of such a publication shall apply.

1.21 “Exploit” means to Develop, use, offer for sale, sell, distribute, import and otherwise Commercialize.

1.22 “Field” means treatment or prevention of all Indications in humans.

1.23 “First Commercial Sale” means, with respect to any Licensed Product in the Territory the first sale of such Licensed Product to a Third Party for distribution, use or consumption after Regulatory Approvals, as applicable, have been obtained for such Licensed Product.

1.24 “First Indication” means acromegaly. For avoidance of doubt, First Indication includes treatment of patients with acromegaly for purposes of maintenance or patients that are newly diagnosed.

1.25 “GCP” means the then-current good clinical standards, practices and procedures promulgated or endorsed by the applicable Regulatory Authorities in the Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.26 “Generic Competition” with respect to a Licensed Product in the Territory shall be deemed to commence only if: (a) one or more Generic Version(s) are being marketed for an approved Indication of such Licensed Product in the Territory; and (b) such Generic Version(s) represent a total unit volume of at least ten percent (10%) of the combined unit volume of such Licensed Product and such Generic Version(s) for all Indications, in the aggregate, in the Territory for the two (2) preceding calendar quarters, determined by the number of prescriptions given for such Licensed Product and such Generic Version(s) for all Indications, in the aggregate, during such two (2) preceding calendar quarters (as measured by IQVIA of Durham, NC, U.S.A. or if IQVIA data is not available, data from another independent source mutually agreed by the Parties), and SKK reasonably determines that it is not likely to recover such lost market share.

1.27 “Generic Version” shall mean a non-proprietary product that: (i) uses the API(s) identical to the Licensed Product; (ii) obtained Regulatory Approval in the Territory solely by means of establishing equivalence to such Licensed Product; and (iii) is legally marketed in the Territory by an entity other than SKK, its Affiliates or its Sublicensees.

1.28 “Global Commercialization Strategy” means a written document prepared by Crinetics or its designee describing the global strategy for Commercialization of the Licensed Products in the Field worldwide, including with respect to positioning, value proposition and communications with respect thereto with Third Party payors, messaging, brand vision, and other key tactics with respect to Commercialization of Licensed Products.

1.29 “GLP” means the then-current good laboratory practice standards promulgated or endorsed by applicable Regulatory Authorities in the Territory, as may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.30 “Governmental Authority” means any federal, state, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.31 “ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.32 “IND” shall mean an investigational new drug application, clinical study application, or similar application or submission filed with or submitted to any Regulatory Authority in any jurisdiction.

1.33 “Indications” means First Indication and Second Indication.

1.34 “Invention” means any information, discovery, improvement, modification, process, method, design, protocol, formula, data, invention, algorithm, forecast, profile, strategy, plan, result, know-how and trade secret, patentable or otherwise, that is discovered, generated, conceived or reduced to practice by or on behalf of either Party (including by its Affiliates, employees, agents or contractors), whether solely or jointly, in the course of the performance of this Agreement, including all rights, title and interest in and to the intellectual property rights therein and thereto.

1.35 “JPY” means Japanese Yen which is the lawful currency of Japan.

1.36 “Know-How” means any non-public information, including discoveries, improvements, modifications, processes, methods, assays, designs, protocols, SOPs, formulas, data, inventions, algorithms, forecasts, profiles, strategies, plans, results, know-how and trade secrets (in each case, patentable, copyrightable or otherwise), but excluding any intellectual property rights under Patents and physical substances.

1.37 “Knowledge” means, with respect to a Party, the knowledge as of the Effective Date of such Party’s chief executive officer, chief financial officer, chief medical officer, chief development officer, chief operating officer, vice-presidents, general counsel, head(s) of department(s) in charge of intellectual property and any other person holding positions equivalent to such job titles, in each case after an inquiry to the foregoing personnel’s direct reports.

1.38 “Licensed IP” means Licensed Know-How and Licensed Patents.

1.39 “Licensed Know-How” means all Know-How, both tangible and intangible, Controlled by Crinetics and its Affiliates as of the Effective Date or at any time during the Term that is necessary or actually used by Crinetics to Exploit or, in case SKK has manufactured Licensed Product in the Territory pursuant to Section 6.1(e), manufacture the Licensed Product in the Field in the Territory (subject to Sections 12.7 and 12.8).

1.40 “Licensed Patents” means the Principal Licensed Patents and all other Patents, in each case, that Crinetics or any of its Affiliates Controls as of the Effective Date or at any time during the Term that Covers a Licensed Product in the Field in the Territory (subject to Sections 12.7 and 12.8).

1.41 “Licensed Product” means Compound, (a) in Spray-Dried Dispersion (SDD) tablet formulation existing as of the Effective Date, (b) in a high dose level Spray-Dried Dispersion (SDD) tablet formulation in development by Crinetics as of the Effective Date, and (c) in any all other formulations containing the Compound as an API, whether alone or in combination with any other API(s) within such formulation, that are included by mutual agreement of the Parties pursuant to Section 2.3.

1.42 “Licensee” means any Third Party that Crinetics or its Affiliate has granted a right to Commercialize Licensed Products in the Field outside the Territory, excluding any Third Party solely engaged in the wholesale, reselling, or distribution of Licensed Products and does not market or promote the Licensed Product.

1.43 “MA” means the marketing authorization, but excluding pricing approvals.

1.44 “MHLW” means the Ministry of Health, Labour and Welfare in the Territory.

1.45 “NDA” means a new drug application or any other application to the appropriate Regulatory Authority for the Licensed Product, but excluding pricing approvals.

1.46 “Net Sales” means the gross amounts billed or invoiced by SKK, its Affiliates or their respective sublicensees (each, a “Selling Party”) for sales of the Licensed Product to Third Parties, less the reasonable and customary deductions allowed to a Third Party customer by the Selling Party with respect to such sales for the following: [***].

1.47 “NHI Reimbursement Price” means the price for the Licensed Product as determined by the Minister of the MHLW for reimbursement under the national health insurance system operated by the MHLW and listed on the drug price list (yakka-kijun).

1.48 “Patents” means issued patents, utility models and designs, their applications and their equivalents in any jurisdictions, including divisions, extensions, renewals, and any other derivative rights thereof.

1.49 “Person” means any individual, unincorporated organization or association, governmental authority or agency or Entity.

1.50 “Phase 1 Study” shall mean any human clinical trial, the principal purpose of which is a determination of metabolism, pharmacokinetics and/or preliminary safety in healthy individuals or patients with the disease being studied, all in accordance with the trial protocol.

1.51 “Phase 2 Study” shall mean any human clinical trial conducted on patients with the disease or condition being studied, the principal purpose of which is to determine (i) preliminary evidence of efficacy and safety and/or (ii) selection of the dose or dose range to be studied in a subsequent Clinical Trial for such product, all in accordance with the trial protocol.

1.52 “Phase 2/3 Study” shall mean any Phase 2 Study that includes a cohort of patients that would satisfy the requirement for a Phase 3 Study or would otherwise be sufficient for filing an NDA.

1.53 “Phase 3 Study” shall mean a human clinical trial, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied and which is designed and intended to serve as a pivotal study to support the filing of an NDA for the indication being studied, all in accordance with the trial protocol. If Regulatory Approval (excluding any pricing and reimbursement approvals) may be obtained in the Territory on the basis of a clinical trial, such clinical trial shall be deemed a Phase 3 Study.

1.54 “PPI” means the Producer Price Index (Pharmaceutical preparation manufacturing 325412), published by the U.S. Department of Labor, Bureau of Labor Statistics.

1.55 “Principal Licensed Patents” means the Patents set forth in Exhibit 1.55.

1.56 “Regulatory Approval” means, with respect to a Licensed Product in the Territory, all permits, approvals (including, but not limited to, MA, supplements, amendments, and pre- and post-approvals, including pricing and reimbursement approvals), licenses, registrations and authorizations that are necessary for the commercial sale of such Licensed Product for use in the Field in the Territory.

1.57 “Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals or any pricing or reimbursement approvals, as applicable, for Licensed Product in the Territory, or outside the Territory, as applicable, including, but not limited to, MHLW and the Pharmaceuticals and Medical Devices Agency.

1.58 “Regulatory Submissions” means any filing, application or submission with or to any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Regulatory Approvals and any pricing or reimbursement approvals, as applicable, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to a Licensed Product.

1.59 “Second Indication” means neuroendocrine tumors. For avoidance of doubt, the Second Indication includes the treatment of patients with carcinoid syndrome associated with gastroenteropancreatic neuroendocrine tumors (GEP-NETs) or to improve progression-free survival of patients with GEP-NETs.

1.60 “Sublicensee” means any Third Party that SKK or its Affiliate has granted a right to Commercialize Licensed Products in the Field in the Territory, excluding any Third Party solely engaged in the wholesale, reselling, or distribution of Licensed Products and does not market or promote the Licensed Product.

1.61 “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon). For the avoidance of doubt, Taxes include value add taxes (“VAT”).

1.62 “Territory” means Japan.

1.63 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.64 “U.S.” means the United States of America.

1.65 “Valid Claim” means: a claim in an issued or pending Patent that has not: (i) expired or been canceled; (ii) been declared invalid by an unreversed and unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction; (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by written agreement of the Parties.

1.66 Additional Definitions: The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
Acquisition	12.8
Agreement	Preamble
Alliance Manager	3.1
Claims	11.1
Clinical Supply Agreement	6.3
CMO	6.1(d)
CMO Supply Agreement	6.1(d)
CMO Quality Agreement	5.3(c)
Committee	3.1
Competing Product	2.4(a)
Competing Program	2.4(b)
Crinetics	Preamble
Crinetics Indemnitee(s)	11.1
Development Plan	4.1(a)
Development Timeline	4.2(a)

Defined Terms	Section
Disclosing Party	9.1(a)
Dispute	14.1
Effective Date	Preamble
Enforcement Action	12.5(b)
Executive Officers	14.2
First Party	5.5
Generally Applicable Inventions	12.2
ICC	14.3
IIT Guidelines	3.3(b)
Indemnified Party	11.3
Indemnifying Party	11.3
Initial Term	13.1
Inventory	13.7(b)
JCC	3.1
JCC Matter(s)	3.4(b)
JDC	3.1
JDC Matter(s)	3.3(b)
Joint Inventions	12.2
JSC	3.1
JSC Matter(s)	3.2(b)
License	2.1(a)
Losses	11.1
Manufacturing and Supply Agreement	6.2(a)
New Technology	12.7(b)
Negotiation Period	2.4(b)
Party or Parties	Preamble
PMD Act	5.3(c)
Prior CDA	1.14
Product Materials	13.7(c)(v)
Product-Related Inventions	12.2
Product-Specific Inventions	12.2
Program Interest Notice	2.4(b)
Program Notice	2.4(b)
Prosecution and Maintenance / Prosecute and Maintain	12.4(a)
Receiving Party	9.1(a)
Representatives	9.1(c)
Safety Data Exchange and Pharmacovigilance Agreement	5.7

Defined Terms	Section
Selling Party	1.46
SKK	Preamble
SKK Commercialization Plan	7.1
SKK Indemnitee(s)	11.2
SKK Third Party Agreements	13.7(d)
SKK’s Data	4.3(b)
SKK’s Trademarks	7.4(b)
SST2 Agonist	2.4(a)
Term	13.1
Third Party Infringement	12.5(a)
VAT	1.61
Wind-Down Period	13.7(c)(iii)
Withholding Tax	8.10(b)

ARTICLE 2
LICENSE

2.1 License Grants to SKK.

(a) Subject to the terms and conditions of this Agreement, Crinetics hereby grants to SKK an exclusive (even as to Crinetics), milestone-bearing and royalty-bearing license, with the right to grant sublicenses solely in accordance with Section 2.2, under the Licensed IP, to Exploit the Licensed Product in the Field in the Territory (the “License”).

(b) Subject to Section 2.1(c), the License shall be effective during the Term and SKK shall have the exclusive right to Exploit the Licensed Product in the Territory, and Crinetics shall not, and shall ensure that its Affiliates or Licensees are bound by a written agreement not to Develop, manufacture or have manufactured, distribute, use, sell, offer for sale, import, or otherwise Commercialize any Licensed Product in the Field in the Territory.

(c) Notwithstanding the exclusivity of the License granted in Sections 2.1(a) and 2.1(b), Crinetics retains the right to use, practice and otherwise Exploit any of the Licensed IP for the purposes of (i) manufacturing or having manufactured the Compound and Licensed Product within the Territory, for purposes of selling Compound or Licensed Product to SKK or Exploiting the Compound and Licensed Product outside of the Territory or exporting Compound or Licensed Product from the Territory to destinations outside the Territory, and (ii) performing the Crinetics’ obligations under this Agreement or the Manufacturing and Supply Agreement.

2.2 Right to Sublicense. [***].

2.3 Life Cycle Extensions. [***].

2.4 Non-Compete; Program Notice.

(a) During the Term, SKK shall not, and shall ensure that its Affiliates and Sublicensees hereunder do not, directly or indirectly, develop, manufacture, distribute, use, sell, offer for sale, import or otherwise commercialize any pharmaceutical product (i) that competes with the Licensed Product in the Field (a “Competing Product”) in the Territory or (ii) that is a somatostatin receptor type 2 agonist (“SST2 Agonist”), in each case (i) and (ii), other than a Licensed Product under and in accordance with the terms of this Agreement. Notwithstanding the preceding sentence in this Section 2.4, SUZUKEN CO., LTD. (which is the 100% parent company of SKK) or any Entity controlled (as defined in Section 1.1) by SUZUKEN CO., LTD. (other than SKK and Affiliates controlled (as defined in Section 1.1) by SKK) may market, promote, perform activities or process for commercial use, sell or distribute any Competing Products or SST2 Agonist solely as a wholesaler of such Competing Products or SST2 Agonist, solely under company brands and brand names of Third Parties, and not under any license or right to the Licensed IP.

(b) [***].

2.5 Initial Data/Document Transfer. After the Effective Date, Crinetics shall provide SKK with complete and accurate copies of the Licensed Know-How through each relevant Committee (as defined Section 3.1).

ARTICLE 3
GOVERNANCE

3.1 Alliance Managers. Each Party shall appoint an individual to act as its alliance manager under this Agreement as soon as practicable after the Effective Date (each, an “Alliance Manager”). The Alliance Managers shall: (a) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement; (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties, provided that all communications between the Parties shall be in English; (c) facilitate the prompt resolution of any disputes; and(d) attend, as non-voting participants, joint steering committee (the “JSC”) meetings, joint development committee (“JDC”) meetings, and joint commercialization committee meetings (“JCC”) (each, a “Committee”) meetings and subcommittee meetings. An Alliance Manager may also bring any matter to the attention of a Committee if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

3.2 Joint Steering Committee.

(a) Formation. Within one (1) month from the Effective Date, the Parties shall establish the JSC to coordinate the Development, launch and Commercialization of Licensed Product in the Field in the Territory. [***].

(b) Role. The JSC shall be responsible for setting the overall strategic direction relating to the Development, manufacture and Commercialization activities with respect to Compounds and Licensed Products in the Field in the Territory. [***].

3.3 Joint Development Committee.

(a) Formation. Within one (1) month from the Effective Date, the Parties shall establish the JDC to coordinate and oversee the Development of Licensed Product in the Field in the Territory. [***].

(b) Role. The JDC shall be responsible for coordinating, reviewing and approving plans for, and monitoring: (i) the Development activities, (ii) protocols for all Clinical Trials that are necessary to obtain the MA in the Territory or that are otherwise conducted by or under the control of SKK which, for the avoidance of doubt, do not include any investigator initiated trials conducted after First Commercial Sale of Licensed Product in the Territory in which SKK is not involved in protocol design or development or supplying Licensed Product, and (iii) Regulatory Approvals, in each case (i-iii), with respect to Compounds and Licensed Products in the Field in the Territory. [***].

3.4 Joint Commercialization Committee.

(a) Formation. No later than twelve (12) months prior to the anticipated commercial launch of the first Licensed Product in the Field in the Territory, the Parties shall establish the JCC to coordinate and oversee the Commercialization of Licensed Product in the Field in the Territory. [***].

(b) Role. The JCC shall be responsible for coordinating, reviewing and approving plans for, and monitoring the Commercialization activities with respect to Compounds and Licensed Products in the Field in the Territory. [***].

3.5 Committees

(a) Limitation of Authority. Each Committee and subcommittee shall only have the powers expressly assigned to it in this ARTICLE 3 and elsewhere in this Agreement and shall not have the authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) waive either Party’s compliance with the terms and conditions of this Agreement; or (iii) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement.

(b) Meetings. [***].

(c) Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the Committee meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party will provide prior written notice to the other Party. Such Party will also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

(d) Decision-Making. [***].

(e) Discontinuation of the JSC. [***].

ARTICLE 4
DEVELOPMENT

4.1 Diligence and Responsibilities.

(a) SKK shall be solely responsible for the Development of the Licensed Product for the purpose of obtaining and maintaining the Regulatory Approval of the Licensed Product in the Field in the Territory, at its own cost and expense. SKK shall use Commercially Reasonable Efforts to Develop, obtain and maintain Regulatory Approval for the Licensed Product in the Territory, and in order to facilitate the Development, Crinetics shall use Commercially Reasonable Efforts to provide SKK with all reasonable assistance and take all actions reasonably requested by SKK pursuant to Section 4.1(c). SKK shall be responsible for and use Commercially Reasonable Efforts to conduct the Clinical Trials and non-clinical studies to obtain the Regulatory Approval of Licensed Product in the Field in the Territory in accordance with the written development plan for Licensed Product in the Field in the Territory (“Development Plan”), which shall contain in reasonable detail all major Development activities (including Clinical Trial) for Licensed Product in the Field in the Territory and the timelines for achieving such activities. [***].

(b) Each Party shall conduct all development activities with respect to Compounds and Licensed Products in the Field in the Territory in compliance with Applicable Laws, including GCPs, GLPs and cGMPs, that must be complied with in order for SKK to obtain the MA in the Field in the Territory, the IIT Guidelines and the applicable Development Plan. Notwithstanding anything to the contrary in this Agreement, neither Party shall be obligated to undertake or continue any activity under a Development Plan or otherwise with respect to Compounds and Licensed Products to the extent: (a) such Party reasonably determines that performance of such activity would violate Applicable Law; or (b) with respect to any Clinical Trial of a Licensed Product conducted by such Party, (i) a Regulatory Authority or independent safety data review board for such Clinical Trial has required or recommended termination or suspension of such Clinical Trial or (ii) such Party believes in good faith that termination or suspension of such Clinical Trial is warranted because of safety or tolerability risks or the lack of suitable risk benefit ratio to the study subjects. In addition, (c) SKK shall not be obligated to undertake or continue any activity under a Development Plan with respect to the First Indication if, prior to obtaining Regulatory Approval for an indication within or that includes the First Indication, Crinetics ceases or suspends the development in the Field for the First Indication outside the Territory for a period of six (6) months, and (d) SKK shall not be obligated to undertake or continue any activity under a Development Plan for an indication within the Indication for which both Parties agree after good faith consultation, that, as a result of the communication with the Regulatory Authorities relating to the Licensed Product in the Territory, it is practically difficult to obtain the MA in the Field in the Territory for such indication even if SKK continues any Development activity under a Development Plan for such indication. In the event that either Party determines not to undertake or continue any Development activity under a Development Plan pursuant to (a) to (d) above, such Party shall promptly notify the other Party of such determination, and shall use Commercially Reasonable Efforts to notify and consult with the other Party prior to making such determination. For the avoidance of doubt, SKK shall not be required under this Agreement to conduct any development activities with respect to Compounds or Licensed Products specifically directed to outside the Field or outside of the Territory. For avoidance of doubt, the preceding sentence shall not alleviate SKK of obligations with respect to safety reporting or compliance with Applicable Laws.

(c) Each Party shall use Commercially Reasonable Efforts to provide the other Party with all reasonable assistance and take all actions reasonably requested by such other Party that are necessary or used to enable the other Party to comply with the terms and conditions of this Agreement.

4.2 Development Target Timeline.

(a) Each Party shall use Commercially Reasonable Efforts to conduct Development of Licensed Product for the First Indication in accordance with the target timeline set forth in Exhibit 4.2(a) (“Development Timeline”) and allocated to such Party. If the SKK or Crinetics cannot achieve any particular event allocated to it by the applicable deadline set forth in the Development Timeline despite using Commercially Reasonable Efforts, then at SKK’s or Crinetics’s request, the Parties shall discuss an appropriate amendment to the Development Timeline.

(b) Within twelve (12) months after the Effective Date, Crinetics shall provide SKK with Crinetics’s draft of the Development Plan and the target timeline for Development of Licensed Product for the Second Indication. SKK shall propose a Development Plan and Development Timeline for the Second Indication to the JDC within six (6) months after receiving such draft.

4.3 Data Exchange and Use.

(a) Crinetics shall (i)(A) promptly provide SKK with copies of any and all data and results of Clinical Trials and non-clinical studies, including safety information, and their reasonable supporting documentation (e.g. protocols, case report forms, analysis plans and communications with the Regulatory Authorities (both the communication in writing and minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority) and, to the extent requested by SKK and required to verify the data and results of such Clinical Trials, raw data supporting such data and results) generated or collected by Crinetics or its Affiliates, and (B) use Commercially Reasonable Efforts to provide SKK with copies of any and all data and results of Clinical Trials and non-clinical studies, including safety information, and their reasonable supporting documentation (e.g. protocols, case report forms and analysis plans), with the raw data supporting the documentation, that are generated outside the Territory by its or its Affiliates’ Licensees, in each case (A) and (B), in the development of Licensed Product for the Field, and (ii) at any time upon reasonable notice to Crinetics, and during regular business hours, afford SKK (if mutually agreed) or an independent Third Party an opportunity to inspect and audit the result of Clinical Trials and non-clinical studies conducted by Crinetics or its Affiliates as SKK deems reasonably necessary for obtaining a Regulatory Approval for Licensed Product in the Field in the Territory, in each case (i) and (ii), free of charge to the extent Controlled by Crinetics, provided that any reasonable out-of-pocket costs incurred by Crinetics to accommodate any related requests from SKK shall be reimbursed by SKK, the extent and scope of the inspection or audit shall be mutually agreed, Crinetics shall have the right to require that any such inspector or auditor (other than any Regulatory Authority) be bound by reasonable obligations of confidentiality, non-disclosure and non-use prior to commencement of such activities, and any inspections or audits of Third Parties shall be limited to Crinetics’ rights to conduct such inspections and audits and subject to coordination with any inspection or audit of such Third Party that is being or may be conducted by Crinetics. Crinetics shall provide SKK with copies of any data and results generated or collected by Crinetics or its Affiliates in the development of Licensed Product for outside the Field, to the extent Controlled by Crinetics, only upon mutual agreement of the Parties. Crinetics shall not provide, nor shall Crinetics be required to provide, SKK with any personal information of the individuals that are subjects of any Clinical Trial of Licensed Product, except to the extent required for Crinetics or SKK, or any of their Affiliates or (sub)licensees to comply with Applicable Law or for patient safety.

(b) SKK shall provide Crinetics with copies of any and all data and results of Clinical Trials and non-clinical studies, including safety information, and their reasonable supporting documentation (e.g. protocols, case report forms and analysis plans and, to the extent requested by Crinetics and required to verify the data and results of such Clinical Trials, raw data supporting such data and results) generated or collected in the Territory by SKK or its Affiliates (“SKK’s Data”), in the Development of the Licensed Product, in each case free of charge, provided that any reasonable out-of-pocket costs incurred by SKK to accommodate any related requests from Crinetics shall be reimbursed by Crinetics. [***]. SKK shall not provide, nor shall SKK be required to provide, Crinetics with any personal information of the individuals that are subjects of any Clinical Trial of Licensed Product, except to the extent required for Crinetics or SKK, or any of their Affiliates or (sub)licensees to comply with Applicable Law or for patient safety.

(c) Any information or documents exchanged in accordance with Section 4.1 or this Section 4.3 will be provided in its original language in electronic format unless otherwise agreed by the Parties, along with English translation if such translation already exists or an English summary thereof to be provided within thirty (30) days of the other Party’s request (which may be extended upon mutual agreement of the Parties which agreement shall not be unreasonably withheld by either Party) if such translation does not exist. Such transfers shall be performed in accordance with Applicable Laws, including those with respect to electronic records transfer, privacy and personal information. The receiving Party shall be solely responsible for additional translation of such information for its or its licensees’ use. All title to and ownership of the original information provided by a Party, including copyrights or any other intellectual property rights to any data or information contained in any documentation provided by such Party, shall solely belong to such Party. The receiving Party shall obtain prior written consent from the disclosing Party for any use of translated information by a Sublicensee (with respect to SKK) or use by a Licensee (with respect to Crinetics), provided that no such consent shall be required of any Licensee of Crinetics if such Licensee has been authorized to use SKK’s Data.

4.4 Reports. SKK shall keep Crinetics reasonably informed as to the progress and results of its and its Affiliates’ and Sublicensees’ work under the Development Plan and otherwise with respect to the Compounds and Licensed Products. Without limiting the foregoing, at each regularly scheduled JSC meeting, SKK shall provide Crinetics with a written report summarizing the Development activities performed since the last JSC meeting and the results thereof. Without limiting the foregoing, such reports shall be reasonably sufficient to enable Crinetics to determine SKK’s compliance with its diligence obligations under Sections 4.1 and 4.2(a). Crinetics shall keep SKK reasonably informed as to the progress and results of its and its Affiliates’ and Licensees’ development with respect to Compounds and Licensed Products in the Field to the extent pertaining to the Development of Licensed Products in the Field in the Territory.

ARTICLE 5
REGULATORY

5.1 Holder of Regulatory Approvals and Regulatory Submissions. SKK shall have the sole right to obtain and maintain all Regulatory Approvals including MA and Regulatory Submission for Licensed Product in the Field in the Territory, subject to Section 5.3.

5.2 SKK’s Responsibilities.

(a) SKK shall be responsible, at its own cost and expense, for the conduct of all regulatory activities required to obtain and maintain the Regulatory Approvals for Licensed Product from Regulatory Authorities in the Field in the Territory, subject to Section 5.3.

(b) SKK shall respond to all communications with the Regulatory Authorities in the Territory relating to the Licensed Product in the Field in the Territory, subject to Section 5.3. SKK shall provide Crinetics with Regulatory Submissions which SKK’s regulatory experts reasonably determines to be material (including all INDs, NDAs, and MAs) and written communications received from the Regulatory Authorities with respect to such Licensed Product which SKK reasonably determines material, along with English summaries thereof, promptly (in any event within thirty (30) days) after submission of such Regulatory Submission to or receipt of such material written communications from the Regulatory Authorities. SKK’s determination of whether any information is material shall be made by SKK’s regulatory experts in accordance with any procedures and standards determined by the JDC.

(c) Each Party shall promptly provide the other Party with notice after receiving notice of or requesting any formal meeting or discussion with any Regulatory Authority in the Territory related to any Licensed Product in the Field (and in any event, as soon as practicable, but within three (3) Business Days after such notice or request). SKK shall lead any such meeting or discussion in the Territory (other than to the extent pertaining to manufacture of Compound or Licensed Product). Crinetics or its designee shall have the right, but not the obligation, to attend and participate in such meeting or discussion; provided, however, that SKK shall not be obligated to change or re-schedule any such meeting that does not pertain to the manufacture of Compound or Licensed Product in order to accommodate the schedule of Crinetics’s representatives, or to arrange for interpretation. Crinetics shall lead any such meeting or discussion to the extent pertaining to manufacture of Compound or Licensed Product. SKK or its designee may attend and participate in such meeting or discussion that pertains to the manufacture of Compound or Licensed Product as agreed by the Parties.

(d) SKK shall use Commercially Reasonable Efforts to provide Crinetics with all reasonable assistance and take all actions reasonably requested by Crinetics that are necessary or used to enable Crinetics to comply with ARTICLE 5 of this Agreement.

5.3 Crinetics’s Responsibilities.

(a) Upon SKK’s reasonable request, Crinetics shall provide SKK with Licensed Know-How or right of reference to such Licensed Know-How which is required by SKK in making Regulatory Submissions and obtaining all necessary Regulatory Approvals and price listing in the Territory.

(b) Crinetics shall provide SKK (i) written communications and (ii) minutes of any material meetings, telephone conferences or discussions, in each case, with the relevant Regulatory Authority outside the Territory, including the U.S. Food and Drug Administration (or successor agency) and the European Medicines Agency (or successor agency), with respect to the Licensed Product in the Field which Crinetics’s regulatory experts reasonably determines material, promptly (in any event within thirty (30) days) after receipt of such communications. Crinetics’s determination of whether any information is material shall be made by Crinetics’s regulatory experts in accordance with any procedures and standards determined by the JDC.

(c) Notwithstanding anything to the contrary in this Agreement, Crinetics shall be responsible for obtaining and maintaining all regulatory approvals relating to the manufacturing of the Licensed Product that are required for SKK to obtain and maintain in the Territory MA for the Licensed Products, including, but not limited to, (i) the registration of the CMOs retained by Crinetics and located outside the territory as accredited overseas manufacturer (Article 13-3 of Pharmaceutical and Medical Device Act of Japan (“PMD Act”)) and (ii) application and registration of the Compound or the Licensed Products with drug master file (Article 80-6 of PMD Act). Crinetics and SKK shall, and Crinetics shall use good faith efforts to facilitate its CMO to, execute quality agreements that are required for compliance with Applicable Law in the Territory with respect to Compound and/or Licensed Products (each, a “CMO Quality Agreement”), with Crinetics controlling the relationship with such CMO regarding Compounds and Licensed Products. Such CMO Quality Agreements shall be 3 party agreements between SKK, Crinetics, and such CMO, except to the extent that it is required by Applicable Law in the Territory that such CMO Quality Agreement be a 2 party agreement between SKK and such CMO (without including Crinetics as a party thereto).

(d) Crinetics shall use Commercially Reasonable Efforts to provide SKK with all reasonable assistance and take all actions reasonably requested by SKK that are necessary or used to enable SKK to comply with ARTICLE 5 of this Agreement.

5.4 Right of Reference. Each Party hereby grants to the other Party the right of reference to all Regulatory Submissions information in its possession and Control, to the extent such information pertains to Licensed Product in the Field submitted by or on behalf of such Party or its Affiliates in and outside the Territory, solely for purpose of seeking, obtaining and maintaining regulatory approval of Licensed Product in or outside the Territory, provided that for SKK, such right shall be limited to the Field in the Territory. Each Party shall bear its own costs and expenses associated with providing and receiving the foregoing right of reference.

5.5 No Harmful Actions. If a Party (the “First Party”) believes that the other Party is taking or intends to take any action with respect to the Licensed Product that could have a material adverse impact upon the regulatory status of the Licensed Product in the Territory (in the case of SKK as the First Party) or outside the Territory (in the case of Crinetics as the First Party), that First Party will have the right to bring the matter to the attention of the JSC and the Parties will discuss in good faith to resolve such concern. Without limiting the foregoing, unless the Parties otherwise agree: (a) the other Party will not communicate with any Regulatory Authority having jurisdiction outside the Territory (in the case of SKK as the other Party) or in the Territory (in the case of Crinetics as the other Party), unless so ordered by such Regulatory Authority or required by Applicable Law, in which case, it will immediately notify the First Party of such order; and (b) the other Party will not submit any Regulatory Submissions or seek regulatory approvals for the Licensed Product outside the Territory (in the case of SKK as the other Party) or in the Territory (in the case of Crinetics as the other Party), provided that the foregoing shall not limit Crinetics’s right to communicate with any Regulatory Authority in the Territory or submit Regulatory Submissions in the Territory, in each case pertaining to the manufacture of Compound or Licensed Products.

5.6 Notification of Threatened Action. Each Party will promptly notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by any Regulatory Authority, which may affect the safety or efficacy claims of any Licensed Product or the continued marketing of any Licensed Product. In any event, SKK shall provide such notice to Crinetics within three (3) Business Days if such information has the potential to impact the safety or efficacy or continued marketing of the Compound (and any product containing the Compound) in the Field in the Territory. Upon receipt of such notice, the Parties will consult with each other regarding any action to be taken in response to such information or whether the other Party needs to be provided additional information with respect to such notice.

5.7 Adverse Event Reporting; Safety Data Exchange and Pharmacovigilance. Within ninety (90) days after the Effective Date, the Parties shall define and finalize the actions that the Parties shall employ with respect to the Licensed Product to protect patients and promote their well-being in a written safety data exchange and pharmacovigilance agreement (the “Safety Data Exchange and Pharmacovigilance Agreement”) with customary terms and conditions consistent with industry standard practices for the Development and Commercialization of the Licensed Product. The Safety Data Exchange and Pharmacovigilance Agreement shall provide for an adverse event database for the Licensed Product in the Territory to be maintained by SKK at SKK’s expense, and a global safety database for the Licensed Product to be maintained by Crinetics at Crinetics’s expense. As between the Parties, SKK shall be responsible for preparing all adverse event reports and responses to safety issues and requests of Regulatory Authorities relating to Licensed Product in the Territory. As between the Parties, SKK shall promptly disclose any adverse events and safety data related to the Licensed Product to Crinetics for inclusion in the global safety database. Each Party hereby agrees to comply with its respective obligations under such Safety Data Exchange and Pharmacovigilance Agreement and to cause its Affiliates and (sub)licensees to comply with such obligations.

ARTICLE 6
MANUFACTURING AND SUPPLY

6.1 Manufacturing and Supply.

(a) Crinetics shall be responsible for manufacturing or having manufactured the Licensed Product in bulk and unpackaged form, which may be coated or uncoated, or packaged in bottles for use by SKK in the Field in the Territory. SKK shall specify if Licensed Product will be provided by Crinetics (i) as coated or uncoated tablets and (ii) in bulk and unpackaged form or packaged in bottles. Such specification shall be provided by SKK prior to commencement of manufacturing activities under this Agreement for supply to SKK and in any event promptly after Crinetics’s request for instruction. SKK shall be responsible for any further manufacturing, packaging and labeling such Licensed Product by itself or its subcontractors for use by SKK in the Field in the Territory.

(b) [***].

(c) [***].

(d) Subject to Section 6.1(e) and the terms of the Manufacturing and Supply Agreement and the Clinical Supply Agreement to be entered into between the Parties in accordance with Sections 6.2 and 6.3, SKK shall obtain from Crinetics and Crinetics shall use Commercially Reasonable Efforts to supply, SKK’s requirements of the Licensed Product (the form as specified in accordance with Section 6.1(a)) for SKK's Development of Licensed Product in accordance with the Development Plan and Commercialization of the Licensed Product, in each case in the Field in the Territory. Crinetics may have the Licensed Product manufactured and tested by one or more Third Parties pursuant to agreements entered into between Crinetics and such Third Party (each such Third Party, a “CMO” and each such agreement, a “CMO Supply Agreement” ). In addition, Crinetics shall provide to SKK the scope of remedy and details of the remedy, prior to agreeing on such CMO Supply Agreement. [***].

(e) If Crinetics decides to cease manufacturing or having manufactured Licensed Product for delivery to SKK pursuant to Section 6.1(d), Crinetics shall give two (2) year prior written notice thereof to SKK. Upon receiving such prior notice, SKK shall be entitled, at its sole discretion, to request that Crinetics’s CMOs manufacture and test the Licensed Product directly for SKK, or SKK may engage other Third Parties to manufacture and test the Licensed Product.

(f) [***].

(g) If, pursuant to Section 6.1(e), SKK will have manufactured Licensed Product in the Territory, Crinetics shall grant SKK a non-exclusive, sublicensable license with the right to grant sublicenses solely in accordance with Section 2.2 without any requirement to pay additional royalty, under the Licensed IP, to have manufactured the Licensed Product for use in the Field in the Territory.

(h) If, after SKK receives from Crinetics a notice cease manufacturing or having manufactured Licensed Product set forth in Section 6.1(e), SKK decides not to exercise its right to have manufactured the Licensed Product, Crinetics and SKK shall discuss in good faith how to ensure that the Licensed Product continues to be supplied to SKK under the terms and conditions of this Agreement, the Manufacturing and Supply Agreement and the Clinical Supply Agreement that is then in effect.

6.2 Manufacturing and Supply Agreement.

(a) Before the anticipated First Commercial Sale of Licensed Product in the Territory, the Parties shall agree on the terms of a commercial manufacturing and supply agreement (the “Manufacturing and Supply Agreement”) pursuant to which SKK shall purchase commercial supply of the Licensed Product exclusively from Crinetics, which terms shall be consistent with the terms and conditions of this Agreement, to the extent applicable to the commercial supply of Licensed Product in the Field in the Territory. SKK shall exclusively purchase its commercial requirements for Licensed Product in the Territory from Crinetics, and Crinetics shall not by itself or through any of its Affiliates or any Third Party market, distribute and sell the Licensed Product in the Field in the Territory to a Third Party pursuant to the Manufacturing and Supply Agreement.

6.3 Manufacturing and Supply of Licensed Product for Clinical Trials. Prior to commencement of manufacturing the Licensed Product for the Clinical Trials in the Territory, the Parties

shall execute an agreement regarding the clinical manufacturing and supply of the Licensed Product for the Clinical Trials in the Territory specified in the Development Plan (“Clinical Supply Agreement”) pursuant to which (a) Crinetics shall use Commercially Reasonable Efforts to manufacture (or have any third party sub-contractor manufacture) and supply all quantities of the Licensed Product necessary for the Clinical Trials in the Territory specified in the Development Plan on at least a six (6) month forecasting schedule to be mutually agreed by the Parties, and (b) Crinetics shall report quality information of such Licensed Product, as agreed by the Parties, required for the conduct of Clinical Trials in the Territory specified in the Development Plan.

6.4 Territory-Specific Manufacturing Development Activities. If SKK becomes aware that any modifications to (or additional steps for) the manufacture (but not the packaging or labeling) of the Compound or Licensed Product is required for compliance with Applicable Law in the Territory, the Parties shall discuss in good faith and be decided by the JDC the possibility of SKK engaging other Third Parties to implement such modifications or additional steps. In any event, the costs of implementing any such modifications or additional steps shall be borne by SKK. SKK shall be responsible for implementing any modifications to (or additional steps for) to the packaging or labelling by SKK or its subcontractors of the Licensed Products that are required for compliance with Applicable Law in the Territory, in each case at SKK’s expense.

ARTICLE 7
COMMERCIALIZATION

7.1 Commercialization Diligence and Plan. SKK shall have the sole right to undertake and, be solely responsible, at its own cost and expense, for, Commercialization of the Licensed Product that has obtained Regulatory Approval in the Field in the Territory, provided that SKK shall conduct such activities in accordance with the Global Commercialization Strategy provided by Crinetics, except to the extent such activities would be prohibited by any Applicable Laws or not commercially feasible (taking into account the business practices in the Territory), in which case SKK shall propose an adjustment to the Global Commercialization Strategy to be applied in the Field in the Territory, subject to review and approval by the JCC and the JSC, with input from experts in Applicable Laws with respect to the Territory. Following Regulatory Approval of Licensed Product in the Territory, SKK shall use Commercially Reasonable Efforts to market, promote, and sell Licensed Product, and to maximize Net Sales of Licensed Products, in the Field in the Territory in a prompt and expeditious manner. [***]. SKK shall conduct all Commercialization of Licensed Product in the Field in the Territory in accordance with all Applicable Laws. No later than nine (9) months prior to the anticipated First Commercial Sale of Licensed Product in the Territory, SKK shall provide to the JSC for review a written plan for SKK’s commercialization of Licensed Products in the Territory in reasonable scope and detail, including the projected launch date for the Licensed Product in the Territory (the “SKK Commercialization Plan”). Thereafter, SKK shall provide to the JCC, for its review, an updated version of the SKK Commercialization Plan at least once each calendar year, no later than January 30 each such year. Crinetics, through the JCC at its meetings, shall have a reasonable opportunity to review and approve each SKK Commercialization Plan, and the right to provide comments and suggestions thereon. SKK shall reasonably consider any such comments or suggestions provided by Crinetics and SKK shall promptly respond to any such comments or suggestions. Without limiting the foregoing, SKK shall keep Crinetics reasonably informed as to the progress of the launch and Commercialization activities relating to Licensed Products within the Territory, by way of updates to the JCC at its meetings, and as otherwise reasonably requested by Crinetics.

7.2 Coordination; Promotional Materials. The Parties recognize that each Party may benefit from the coordination of certain Commercialization activities for the Licensed Product in the Territory and outside the Territory. As such, each Party shall use Commercially Reasonable Efforts to coordinate such Commercialization activities through the JSC, as appropriate. Without limiting the generality of the foregoing, Crinetics shall provide to SKK, as may be mutually agreed by the Parties, copies of any materials prepared by or on behalf of Crinetics that are necessary or reasonably useful in connection with SKK’s Commercialization of the Licensed Product in the Field in the Territory (including relevant training materials, global brand and global market research, in each case, with respect to the Licensed Product), and SKK shall promote Licensed Products in a manner consistent with the Global Commercialization Strategy, except to the extent such activities would be prohibited by any Applicable Laws or not commercially feasible (taking into account the business practices in the Territory), in which case SKK shall propose an adjustment to the Global Commercialization Strategy to be applied in the Field in the Territory, subject to review and approval by the JCC and the JSC, with input from experts in Applicable Laws with respect to the Territory and prior to such approval, SKK shall not perform any such promotional activities that are inconsistent with the Global Commercialization Strategy.

7.3 No Diversion. SKK hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and Sublicensees will not, directly or indirectly, promote, market, distribute, import, sell or have sold the Licensed Product, including via internet or mail order, outside of the Field or outside of the Territory. Crinetics hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and Licensees will not, directly or indirectly, promote, market, distribute, import, sell or have sold the Licensed Product, including via internet or mail order, in the Field in the Territory. If either Party receives any order for the Licensed Product from a prospective purchaser reasonably believed to be in violation of the foregoing in this Section 7.3, such Party shall immediately refer that order to the other Party and such Party shall not accept any such orders.

7.4 Product Trademarks.

(a) The JDC shall decide the product names, and JCC shall decide the logos, marks and artworks used for the Commercialization of the Licensed Product (including for its package, inserts, bottle labels, cartons and other contents) in the Field in the Territory. SKK shall have the fully paid-up, royalty-free right to use trademarks or brands owned or Controlled by Crinetics, its Affiliates or any of their Licensees that have been decided at JCC or JDC to be used for the Commercialization of the Licensed Product in the Field in the Territory. SKK shall keep Crinetics reasonably informed of SKK’s plans with respect to the use of SKK’s Trademarks through the JCC or JDC and otherwise upon Crinetics’s request.

(b) SKK shall have the sole right to register and maintain trademarks for the Commercialization of the Licensed Product (including its package, inserts, bottle labels, cartons and other contents) in the Field in the Territory (“SKK’s Trademarks”) at its sole costs and expenses.

(c) Notwithstanding the foregoing, SKK shall use trademarks and otherwise conduct its branding activities with respect to Licensed Products in a manner consistent with the Global Commercialization Strategy, except to the extent such activities would be prohibited by any Applicable Laws or not commercially feasible (taking into account the business practices in the Territory), in which case Crinetics shall specify an adjustment to the Global Commercialization Strategy as Crinetics deems appropriate and prior to such approval, SKK shall not perform any such activities that are inconsistent with the Global Commercialization Strategy.

ARTICLE 8
PAYMENTS

8.1 Upfront Payment. SKK shall pay to Crinetics a one-time, non-refundable, non-creditable upfront payment of thirteen million Dollars ($13,000,000) within thirty (30) days after the Effective Date.

8.2 Developmental Milestone Payments. SKK shall pay to Crinetics the one-time, non-refundable and non-creditable payments set forth in the table below within thirty (30) days after the first achievement of each applicable Developmental milestone event in the Territory, as determined in accordance with Section 8.4 below, as applicable, and receipt of an invoice from Crinetics. For the avoidance of doubt, each Development milestone payment shall be payable only once for each Indication.

(a) For the First Indication

Developmental Milestone Event		Milestone Payment (Dollar)
Milestone I	[***]	[***]
Milestone II	[***]	[***]
Milestone III	[***]	[***]

[***].

(b) For the Second Indication

Developmental Milestone Event		Milestone Payment (Dollar)
Milestone I	[***]	[***]
Milestone II	[***]	[***]

[***].

8.3 Sales Milestone Payments. SKK shall pay Crinetics the one-time, non-creditable milestone payments based on Net Sales of the Licensed Product in the Territory set forth in the table below within thirty (30) days after the first achievement of each applicable sales milestone event in the Territory, as determined in accordance with Section 8.4 below, as applicable, and receipt of an invoice from Crinetics.

Net Sales Milestone events		Milestone Payment (Dollar)
Milestone I	[***]	[***]
Milestone II	[***]	[***]

8.4 Determination That Milestones Have Occurred. SKK shall notify Crinetics in writing of the achievement or occurrence of each milestone event set forth in Sections 8.2 and 8.3 within thirty (30) days after each milestone event is achieved. Any dispute under this Section 8.4 regarding whether or not such milestone event has been achieved shall be subject to resolution in accordance with ARTICLE 14.

8.5 Royalties on Net Sales.

(a) Royalty Rate. Subject to the terms and conditions of this Section 8.5, during the Term after the First Commercial Sale, SKK shall pay to Crinetics running royalties on aggregate Net Sales of all

Licensed Product in the Territory during each Annual Period, as calculated by multiplying the applicable royalty rate by the corresponding amount of incremental Net Sales in the Territory, as follows:

Net Sales of the Licensed Product in the Territory	Royalty Rates (%)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***].

(b) Royalty Reduction for Loss of Exclusivity. [***].

(c) Royalty Reduction for Generic Products. [***].

(d) Blocking Third Party Technology. In the event SKK is required to pay amounts to a Third Party (directly or through reimbursement of Crinetics pursuant to Section 12.7(b)) under agreements for Third Party Patents that are necessarily infringed by the Compound as formulated in the Licensed Product, then SKK may deduct [***].

(e) Flash Sales Reports. As soon as reasonably practicable, but in no event later than the fifth (5th) Business Day after the end of each calendar month, beginning with the first calendar month in which the First Commercial Sale of a Licensed Product occurs, SKK will provide to Crinetics a flash report providing a good faith, non-binding estimate of units of Licensed Product sold, gross sales of Licensed Product, and Net Sales accrued during the respective calendar month, along with forecasted units of Licensed Product sold, gross sales of Licensed Product, Net Sales and royalties for the current calendar quarter.

(f) Royalty Payments; Reports. Royalties under this Section 8.5 shall be calculated and reported for each calendar quarter in each Annual Period and shall be paid within forty-five (45) days after the end of the applicable calendar quarter, commencing with the calendar quarter in which the First Commercial Sale of a Licensed Product occurs. Each payment of royalties shall be accompanied by a true and accurate report setting forth in reasonable detail the information necessary to calculate royalty payments due under this Section 8.5 including (a) units of Licensed Products sold, (b) gross sales of Licensed Product, (c) the amount of Net Sales of Licensed Product, (d) all relevant deductions, credits, and reductions, and (e) relevant exchanges rates used to calculate payments, in each case, with respect to Net Sales by SKK, its Affiliates and Sublicensees within the applicable calendar quarter.

8.6 Payments to Third Parties. Except as expressly set forth herein, each Party shall be solely responsible for any payments due to Third Parties under any agreement entered into by such Party, with respect to the Licensed Product, as a result of activities hereunder.

8.7 Currency. All payments to be made by SKK to Crinetics or Crinetics to SKK under this Agreement shall be made in Dollars by electronic funds transfer in immediately available funds to a bank account designated in writing by Crinetics or SKK, as applicable. If any amount payable in Dollar by SKK to Crinetics under this Agreement is indicated in another currency, the rate of exchange to be used in computing the Dollar equivalent shall be determined and calculated using the Exchange Rate of the last day in each month in the applicable calendar quarter or Calendar Year.

8.8 Foreign Currency Adjustment. If the Exchange Rate as of the date of achievement of each milestone, in the case of milestone payments set forth in Sections 8.2 and 8.3, deviates by ten percent (10%) or more from the Exchange Rate as of February 1, 2022, then 50% of the difference between the amounts of the payment converted into JPY using the Exchange Rate of (x) the date of achievement of the applicable milestone and (y) February 1, 2022, which difference shall be converted into Dollar using the Exchange Rate as of February 1, 2022 and to be rounded to the nearest whole Dollar amount, shall be added to or deducted from the amount of the payment. In this regard, the Parties confirm that the Exchange Rate as of February 1, 2022 was 115.15 JPY to 1 Dollar.

8.9 Financial Records and Audits. During the Term and for five (5) years thereafter, SKK shall maintain complete and accurate records in sufficient detail to permit Crinetics to confirm the accuracy of the amount payable under this Agreement. Upon reasonable prior notice, such records shall be open during regular business hours for a period of seven (7) years from the creation of individual records for examination by an independent certified public accountant selected by Crinetics for the sole purpose of verifying for Crinetics the accuracy of the financial reports furnished by SKK pursuant to this Agreement or of any payments made, or required to be made by SKK, pursuant to this Agreement.

8.10 Taxes.

(a) Taxes on Income. Except as set forth in this Section 8.10, each Party shall be solely responsible for the payment of any and all income Taxes levied on account of all payments it receives under this Agreement.

(b) Withholding Taxes. If SKK is required by Applicable Laws to make any tax deduction, tax withholding or similar payment from any amount paid or payable by SKK to Crinetics (a “Withholding Tax”) under this Agreement, then in the case of any payments to be made by SKK to Crinetics under this Agreement (including pursuant to Sections 8.1, 8.2, 8.3 and 8.5), SKK shall, in accordance with Applicable Laws, (A) deduct or withhold such Withholding Tax in the full amount required to be deducted or withheld from the amount due to Crinetics, (B) remit such Withholding Tax to the proper Governmental Authority when due, (C) furnish Crinetics with proof of payment of such Withholding Tax within thirty (30) days following the payment, and (D) pay to Crinetics the stated amount payable under this Agreement (after any such Withholding Tax). Both Parties agree that under the applicable tax treaty as of the Effective Date, no withholding taxes are due on any amounts due hereunder provided that the appropriate forms have been filed with the tax authorities in Japan.

(c) Tax Cooperation. The Parties agree to cooperate with one another in accordance with Applicable Laws and use reasonable efforts to minimize Tax withholding or similar obligations in respect of any payments made by each Party to the other Party under this Agreement, including using Commercially Reasonable Efforts to access the benefits of any applicable treaties, including, but not limited to, the Japan-US Tax Treaty.

ARTICLE 9
CONFIDENTIALITY; PUBLICATION

9.1 Duty of Confidence. Subject to the other provisions of this ARTICLE 9:

(a) Except to the extent expressly authorized by this Agreement, all Confidential Information of a Party (the “Disclosing Party”) shall be maintained in confidence and otherwise safeguarded, and not published or otherwise disclosed, by the other Party (the “Receiving Party”) and its Affiliates for the Term and five (5) years thereafter;

(b) the Receiving Party may only use any Confidential Information of the Disclosing Party to the extent necessary to perform its obligations or exercise its rights under this Agreement; and

(c) a Receiving Party may disclose Confidential Information of the Disclosing Party to: (i) such Receiving Party’s Affiliates, Licensees and Sublicensees; and (ii) employees, directors, agents, contractors, consultants and advisors of the Receiving Party and its Affiliates and sublicensees (collectively, “Representatives”), in each case to the extent reasonably necessary to perform its obligations or exercise its rights under this Agreement; provided that such Persons are bound by legally enforceable obligations to maintain the confidentiality of the Disclosing Party’s Confidential Information in a manner consistent with the confidentiality provisions of this Agreement; and provided further that each Party shall remain responsible for any failure by its Affiliates, licensees and sublicensees, and its and its Affiliates’ and licensees’ and sublicensees’ respective employees, directors, agents, consultants, advisors, and contractors, to treat such Confidential Information as required under this Section 9.1 (as if such Affiliates, licensees, sublicensees employees, directors, agents, consultants, advisors and contractors were Parties directly bound to the requirements of this Section 9.1).

9.2 Exemptions. Information of a Disclosing Party will not be deemed to be Confidential Information of such Disclosing Party to the extent that the Receiving Party can demonstrate through competent evidence that such information:

(a) is known by the Receiving Party or any of its Affiliates without an obligation of confidentiality at the time of its receipt from the Disclosing Party, and not through a prior disclosure by or on behalf of the Disclosing Party, as documented by the Receiving Party’s business records;

(b) is generally available to the public before its receipt from the Disclosing Party;

(c) becomes generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Representatives in breach of this Agreement;

(d) is subsequently disclosed to the Receiving Party or any of its Affiliates without obligation of confidentiality by a Third Party who may rightfully do so and is not under a conflicting obligation of confidentiality to the Disclosing Party; or

(e) is developed by the Receiving Party or any of its Affiliates independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

9.3 Authorized Disclosures. Notwithstanding the obligations set forth in Section 9.1, a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent such disclosure is reasonably necessary in the following situations:

(a) disclosure of this Agreement, its terms and the status and results of Development or Commercialization activities to actual or bona fide potential investors, acquirers, (sub)licensees, lenders and other financial or commercial partners or others on a need-to-know basis solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, (sub)license, debt transaction or collaboration; provided that in each such case on the condition that such Persons are bound by appropriate obligations of confidentiality, non-disclosure and non-use;

(b) such disclosure is required by judicial, administrative process or rules of any securities and exchange commission (or equivalent foreign agency) (including in filings with Governmental

Authorities), provided that in such event such Party shall, to the extent practical and legally permissible, promptly notify the other Party in writing of such required disclosure and provide to the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this ARTICLE 9, and the Party disclosing Confidential Information pursuant to Applicable Laws or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information; or

(c) disclosure pursuant to Section 9.5.

9.4 Publications. Prior to its submitting for written or oral publication a manuscript, abstract or other communication that includes data or other information relating to a Compound or Licensed Product that has not been previously published pursuant to this Section 9.4, SKK shall provide to Crinetics a copy thereof if it is originally written in English or an English translation thereof if it is not originally written in English for its review for at least thirty (30) days prior to such submission. SKK shall consider in good faith any comments provided by Crinetics during such thirty (30) day period, and upon request, shall delay such publication or submission for a reasonably necessary period of time to permit a Patent to be filed with respect to any patentable subject matter in such publication, and any such publication shall be subject to the limitations of Sections 9.1, 9.2, and 9.3 above. Crinetics may publicly present or publish any data, information and associated results or conclusions relating to a Compound or Licensed Product generated by or on behalf of SKK under this Agreement: (a) with the prior written consent of SKK if such data, information and associated results and conclusions have not been publicly disclosed or disclosed in a non-confidential manner by or on behalf of SKK, (b) without consent of SKK if such data, information and associated results and conclusions have been publicly disclosed or disclosed in a non-confidential manner, and (c) as required to comply with Applicable Law.

9.5 Publicity.

(a) The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 9.3. Promptly following execution of this Agreement, the Parties shall issue a joint press release announcing this Agreement in the form attached hereto as Exhibit 9.5(a). No other disclosure of the existence or the terms of this Agreement may be made by either Party or its Affiliates except as provided in Section 9.3 and this Section 9.5.

(b) A Party may disclose this Agreement and a summary thereof in securities filings with the Securities and Exchange Commission or equivalent foreign agency to the extent required by Applicable Laws. In such event, the Party seeking such disclosure shall prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines prescribed by Applicable Laws. The Party seeking disclosure shall use its Commercially Reasonable Efforts to limit the scope of disclosure to the maximum extent possible under the Applicable Laws, and consider in good faith any comments from the other Party on the content of disclosure.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1 Representations, Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a) it is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Laws or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

(c) there are no legal claims, judgments or settlements against or owed by it or any of its Affiliates, or pending or, to its actual knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations; and

(d) in the course of performing its obligations or exercising its rights under this Agreement, it shall comply with all Applicable Laws, including, as applicable, cGMP, GCP, and GLP standards, and shall not employ or engage any Person who has been debarred by any Regulatory Authority, is the subject of debarment proceedings by a Regulatory Authority.

10.2 Representations and Warranties of Crinetics. Crinetics represents and warrants to SKK that as of the Effective Date:

(a) Crinetics has sufficient legal or beneficial title and ownership of, or sufficient license rights under the Licensed IP to grant the licenses under such Licensed IP to SKK as granted pursuant to this Agreement, and, neither any license granted by Crinetics or its Affiliates to any Third Party, nor any license granted by any Third Party to Crinetics or its Affiliates conflicts with the rights and licenses granted under the Licensed IP to SKK hereunder;

(b) to Crinetics’s Knowledge, all of issued patents within the Principal Licensed Patents are valid and enforceable and there is no actual or threatened claim made by a Third Party of any invalidity or unenforceability of any issued patents within the Principal Licensed Patents;

(c) to Crinetics’s Knowledge, Crinetics and its Affiliates have complied with all Applicable Laws, including any duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of the Licensed Patents;

(d) Crinetics and its Affiliates have obtained from all individuals identified as inventors of each Licensed Patents an assignment to Crinetics or its Affiliates of each such inventor’s entire right, title and interest in and to such Licensed Patent;

(e) other than the Principal Licensed Patent, there is no Patent Controlled by Crinetics or its Affiliates which is necessary for, or the Valid Claim of which would be infringed by, Exploiting the Licensed Product in the Field in the Territory in accordance with this Agreement;

(f) to Crinetic’s Knowledge, no Third Party is infringing or misappropriating, or has infringed or misappropriated the Licensed IP in the Territory;

(g) Crinetics’s or its Affiliates has not received any written notice from any Third Party nor, to Crinetics’s Knowledge, there is no pending litigation, (i) contesting the Crinetics’s ownership of any Licensed IP or validity or enforceability of any Licensed Patent in the Territory, or (ii) asserting or alleging that the Development, manufacture or Commercialization of the Licensed Product prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party;

(h) to Crinetics’s Knowledge, there are no pending or threatened (in writing), adverse actions, suits or proceedings against Crinetics involving the Licensed IP or Licensed Product;

(i) the Licensed IP includes (a) all Know-How Controlled by Crinetics or its Affiliates that is necessary, or to Crinetics’s Knowledge actually used to Develop and Commercialize Licensed Product in the Field in the Territory as such Development and Commercialization is currently being conducted by Crinetics or its Affiliates or contemplated to be conducted by the Parties hereunder, and (b) all Patents in the Territory that are Controlled by Crinetics or its Affiliates as of the Effective Date that Cover a Licensed Product in the Field in the Territory;

(j) to Crinetics’s Knowledge, the Development, Commercialization and Exploitation of the Licensed Product in the Field in the Territory does not constitute infringement or misappropriation of any rights of any Third Party;

(k) Crinetics has, prior to the Effective Date, made available to SKK through the data room, all material safety information regarding the Licensed Product or Compound; and

(l) all material data included in the Principal Licensed Patents that supports the patentability of the Principal Licensed Patents and other material data made available by Crinetics to SKK in the data room has not, to Crinetics’s Knowledge, been manipulated or modified in a fraudulent manner.

10.3 Representations and Warranties of SKK. SKK represents and warrants to Crinetics that as of the Effective Date:

(a) SKK has, or can readily obtain, sufficient technical, clinical, and regulatory expertise to perform all of its obligations pursuant to this Agreement, including its obligations relating to Development and Commercialization in the Territory, and obtaining Regulatory Approvals;

(b) SKK will only engage Clinical Trial sites under the Development Plan or otherwise with respect to Licensed Product that conduct the Clinical Trials in compliance with Applicable Laws, and are approved by the Regulatory Authority;

(c) SKK and its Affiliates will not use any employees or contractors in the Development or Commercialization of the Licensed Product who are, or have been, debarred or disqualified by any Regulatory Authority; and

(d) SKK or its Affiliates shall not alter, modify, adapt, or disassemble the Licensed Product or any part thereof, or attempt to do the same to the Licensed Product or any part thereof, unless permitted in this Agreement or otherwise approved by Crinetics.

10.4 NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE

EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

10.5 No Debarment. No Party, nor any of its Affiliates, employees or agents working in connection with this Agreement, has ever been, is currently, or is the subject of a proceeding that could lead to that party becoming, as applicable, a debarred entity or debarred individual. Each Party further covenants, represents and warrants that if, during the Term of this Agreement, it, or any of its Affiliates, employees or agents working on its behalf in connection with this Agreement, becomes or is the subject of any investigation or debarment proceeding that could lead to that party becoming, as applicable, a debarred entity or debarred individual, it shall promptly notify the other Party.

ARTICLE 11
INDEMNIFICATION

11.1 [***].

11.2 [***].

11.3 Indemnification Procedure. If either Party (the “Indemnified Party”) is seeking indemnification under Section 11.1 or 11.2, it shall inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such Section(s) within thirty (30) days after receiving written notice of the claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure or delay to give notice). The Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Parties cannot agree as to the application of Section 11.1 or 11.2 as to any claim, pending resolution of the dispute pursuant to ARTICLE 14, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 11.1 or 11.2 upon resolution of the underlying claim.

11.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS OBLIGATIONS HEREUNDER RELATING TO CONFIDENTIALITY.

ARTICLE 12
INTELLECTUAL PROPERTY

12.1 Existing Intellectual Property. Except as the Parties may otherwise expressly agree in writing, each Party shall continue to own its patents, trademarks, copyrights, trade secrets and other intellectual property existing as of the Effective Date, without conferring any interests therein on the other Party. Without limiting the generality of the preceding sentence, Crinetics shall retain all right, title and interest arising under Applicable Law in and to all Licensed Product. Neither SKK nor any third parties shall acquire any right, title or interest in Crinetics’s intellectual property by virtue of this Agreement or otherwise, except to the extent expressly provided herein.

12.2 Product-Related Inventions. [***].

12.3 Confidentiality of Intellectual Property. Intellectual property other than publicly disclosed Patents shall be deemed to be the Confidential Information of the Party owning such intellectual property. The protection of each Party’s Confidential Information is described in ARTICLE 9. Any disclosure of information by one Party to the other under the provisions of this ARTICLE 12 shall be treated as the disclosing Party’s Confidential Information under this Agreement. It shall be the responsibility of the Party preparing a patent application to obtain the written permission of the other Party to use or disclose the other Party’s Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application.

12.4 Prosecution and Maintenance.

(a) [***].

(b) Each Party shall promptly notify the other Party in writing of any claim, action, proceeding or allegation by any Governmental Authority or Third Party that (i) any of the application for the Licensed Patents in the Territory is not patentable or (ii) any of the registered Licensed Patents in the Territory is invalid or unenforceable, and promptly provide the other Party with any communications made by such Party or such Governmental Authority or Third Party with respect to such claim, action, proceeding or allegation. The Party controlling the Prosecution and Maintenance of a Licensed Patent shall have the right to defend such claim, action, proceeding or allegation to maintain validity of and Crinetics’s ownership to the Licensed Patents.

12.5 Enforcement.

(a) Each Party shall promptly notify the other Party in writing on becoming aware of any actual, threatened or suspected infringement of any Licensed Patent by the manufacture, sale or use of any Third Party product containing Compound for use in the Field in the Territory (“Third Party Infringement”).

(b) [***].

(c) The Party initiating or controlling any Enforcement Action pursuant to this Section 12.5 shall keep the other Party reasonably informed of the progress of any such Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice and at its own expense. In addition, the Parties shall assist one another and cooperate in any such Enforcement Action at the other’s reasonable request (including joining as a party plaintiff to the extent necessary or so requested by the other Party). Without limiting the generality of the foregoing sentence, if a Party takes an Enforcement Action in accordance with Section 12.5(b), the other Party shall take all steps as may be reasonably required by the enforcing Party, including (i) granting the enforcing Party and its representatives all reasonable access to the books, records and properties of the other Party related to the matters to which such Third Party Infringement relates (absent legal (including attorney-client or other privilege) or contractual restrictions regarding such access), (ii) bringing any actions that are required to be taken by the other Party as the owner or exclusive licensee (as the case may be) of the Licensed IP, and (iii) giving the enforcing Party all rights to act on behalf of the other Party in any legal actions to the maximum extent permitted by Applicable Laws solely to the extent required to enforce the Licensed Patents in accordance with the terms of this Agreement.

(d) [***].

12.6 Infringement Action. Without prejudice to SKK’s right to seek indemnification under Section 11.1 and procedures set forth in Section 11.3, each Party shall have right to take any action in respect of any defense, action, appeal that is appropriate to defend such Party in respect of a claim, action, proceeding or allegation by a Third Party that any activity of such Party relating to Development, manufacture, Commercialization or other Exploitation of the Licensed Product infringes or misappropriates, or may infringe or misappropriate, the intellectual property rights of such Third Party. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such infringement or misappropriation action, and the other Party shall co-operate in good faith with such Party in connection with such infringement action. Neither Party may make any statement of admission, or enter into any compromise, settlement or agreement with any Person in relation to any such infringement action that adversely impacts the other Party, without the prior written consent of the other Party.

12.7 New Third Party Technology.

(a) If, SKK or Crinetics becomes aware of any Patent owned by a Third Party that Covers a Compound or Licensed Product in the Field in the Territory or any other Patent owned by a Third Party that would be infringed by Exploiting the Licensed Product in the Field in the Territory, it shall notify the other Party in writing of such Patent. [***].

(b) If, after the Effective Date, Crinetics acquires from a Third Party any subject matter within the Licensed IP (“New Technology”) that is subject to royalty, milestone or other payment obligations to such Third Party, then Crinetics shall so notify SKK and the following shall apply:

(i) [***].

(ii) [***].

12.8 Acquisition. Notwithstanding the foregoing or any other provision of this Agreement, in the event of an Acquisition (as defined below), the Licensed IP, Compounds and Licensed Products shall not include Patents, Know-How or other subject matter that was owned or controlled by the acquiring entity or its affiliates prior to the Acquisition, and the rights and licenses granted to SKK under this Agreement shall not include any product, formulation or subject matter owned or controlled by the acquiring entity or such affiliates after the Acquisition, except to the extent created in the Development of a Compound or Licensed Product by Crinetics. For purposes of this Section 12.8, “Acquisition” shall mean: (a) a merger involving Crinetics, in which the shareholders of Crinetics immediately prior to such merger cease to control (as defined in Section 1.1) Crinetics after such merger; (b) a sale of all or substantially all of the assets of Crinetics to an acquiring entity; or (c) a sale of a controlling (as defined in Section 1.1) interest of Crinetics to an acquiring entity. If SKK obtains rights to any Patents that are excluded from Licensed IP by way of this Section 12.8, then any amounts paid by SKK for such rights shall be considered a payment to a Third Party for purposes of Section 8.5(d), and subject to the terms thereof. Crinetics shall use its diligent efforts to cause the acquiring entity to offer such rights with prices not substantially unfavorable to any other Third Party granted such rights from the acquiring entity.

12.9 Patent Marking. If SKK or its Affiliates or Sublicensees mark Licensed Products with Licensed Patents, then SKK agrees to mark, and have its Affiliates and Sublicensees, mark all Licensed Products they sell or distribute pursuant to this Agreement with the identifier of any Licensed Patents Covering such Licensed Product in accordance with the applicable patent statutes or regulations in the Territory.

ARTICLE 13
TERMS AND TERMINATION

13.1 Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date, [***].

13.2 Termination for Material Breach. [***].

13.3 Termination for Challenge to Patent Validity. [***].

(a) [***].

(b) [***].

13.4 Termination for Lack of Material Activities. [***].

13.5 Termination by SKK.

(a) [***].

(b) [***].

13.6 Termination for Financial Matters. Either Party may terminate this Agreement immediately by giving the other Party written notice thereof in the event such other Party shall become insolvent or unable to pay its debts when due, or in the event that proceedings are commenced against, or voluntarily by, such Party relating to its bankruptcy or insolvency and such proceedings are not dismissed or stayed within ninety (90) days of its commencement.

13.7 Effect of Termination.

(a) Licenses. Upon the termination or expiration of this Agreement, the License and all other rights granted by Crinetics to SKK under the Licensed IP and copyrights owned or Controlled by Crinetics shall terminate and all sublicenses granted by SKK shall also terminate.

(b) Inventory. Within thirty (30) days of termination or expiration of this Agreement, SKK shall notify Crinetics of any quantity of Licensed Products remaining in SKK’s Inventory. If this Agreement is terminated by either Party or expires after the First Commercial Sale of the Licensed Product in the Territory, SKK shall have the non-exclusive right to sell the Licensed Product in SKK’s inventory at the time of termination or expiration (the “Inventory”) in the Territory for a period of up to eighteen (18) months from the date of termination or expiration. Crinetics shall have the option of purchasing and having delivered within sixty (60) days after the termination or expiration any or all of the Inventory at a price equal to the total amount of supply price paid by SKK and SKK’s internal costs for such Inventory. In addition, SKK shall cooperate fully to transition to Crinetics upon Crinetics’s request any arrangement with any contractor from which SKK was obtaining supply of any Licensed Product (including with respect to packaging and labelling of Licensed Product).

(c) Wind Down and Transition. [***].

(i) [***].

(ii) [***].

(iii) [***].

(iv) Regulatory Approvals. Subject to any restrictions on assignment under Applicable Law, SKK shall assign, or cause to be assigned, to Crinetics or its designee (or if not so assignable, SKK shall take, or cause to be taken, all reasonable actions to make available to Crinetics or its designee the benefits of) all regulatory filings and registrations (including INDs, NDAs, MAs, Regulatory Submissions, and Regulatory Approvals) for Compounds and Licensed Products in the Territory, including any such regulatory filings and registrations made or owned by SKK's Affiliates or Sublicensees and/or others under authority of SKK. In each case, unless otherwise required by any Applicable Law, the foregoing assignment (or availability) shall be made within thirty (30) days after the effective date of any such termination or expiration of this Agreement. In addition, SKK shall promptly provide to Crinetics a copy of all data and other Know-How pertaining to any Compound and/or Licensed Product in the Territory to the extent not previously provided to Crinetics, and Crinetics shall have the right to use and disclose all such information for any purpose following termination or expiration of this Agreement.

(v) Return of Product Materials; SKK's Trademarks. After the end of the Wind-Down Period and promptly upon a request by Crinetics, SKK shall either return to Crinetics or destroy, as directed by Crinetics, all tangible items comprising, bearing or containing the SKK’s Trademarks, the Crinetics company name and/or logo, photographs, samples, literature, sales and promotional aids (“Product Materials”) and if requested to destroy such Product Materials, SKK shall promptly certify in writing to Crinetics that all such Product Materials have been destroyed. Effective upon the end of the Wind-Down Period: (a) SKK shall cease to use all of the SKK's Trademarks and Crinetics’s brand, name, and logo; (b) all rights granted to SKK hereunder with respect to the Crinetics brand, name and logo in the Territory shall terminate; and (c) SKK shall assign to Crinetics all right, title and interest in and to the SKK’s Trademarks, and all Licensed Product-specific domain names, including all registrations and applications for registration for any of the foregoing.

(d) Sublicensees and Subcontractors. Promptly after notice of termination or nine (9) months prior to expiration of this Agreement, SKK shall disclose to Crinetics any contracts between SKK or its Affiliates with Third Party with respect to the Licensed Product in the Territory, including the terms thereof (“SKK Third Party Agreements”); provided that SKK may redact any commercially sensitive terms. Such SKK Third Party Agreements shall, at the request of Crinetics in its discretion, be assigned to Crinetics with Commercially Reasonable Effort. In the event such assignment is not requested by Crinetics or is not possible, then the rights of such Third Parties (if any) with respect to Compounds and Licensed Products in the Territory shall terminate upon termination or expiration of SKK’s rights with respect to the Territory under this Agreement. SKK shall ensure that its Affiliates and such Sublicensees and subcontractors (if not assigned to Crinetics pursuant to this Section 13.7(c)) shall transition Compounds and Licensed Products back to Crinetics in the manner set forth in this Section 13.7 as if such Affiliate, Sublicensee or subcontractor were named herein.

(e) Return of Confidential Information. After the end of the Wind-Down Period, at the Disclosing Party’s election, the Receiving Party shall return (at the Disclosing Party’s expense) or destroy all tangible materials comprising, bearing or containing any Confidential Information of the Disclosing Party that are in the Receiving Party’s or its Affiliates’ or Sublicensees’ possession or control and provide written certification of such destruction; provided that the Receiving Party may retain one copy of such Confidential Information for its legal archives solely to monitor compliance with its obligations herein, and provided further, that the Receiving Party shall not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information. In addition, all data and Know-How generated by SKK, its Affiliates, subcontractors, and Sublicensees hereunder during the Term of this Agreement shall, to the extent it pertains to any Compound and/or Licensed Product, be deemed Confidential Information of Crinetics and not Confidential Information of SKK (and will not be subject to the exclusion under Section 9.2(a) and 9.2(e) above).

13.8 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Upon the expiration or termination of this Agreement, all other rights and obligations of the Parties under this Agreement shall terminate except that the following shall survive such termination or expiration: the provisions of ARTICLE 1 (as applicable), ARTICLE 9, ARTICLE 11, ARTICLE 14, and ARTICLE 15 (as applicable), and Sections 8.5-8.10 (with respect to sales made during the Wind-Down Period), 12.1, 12.2 (with respect to Joint Inventions), 12.3, Section 13.7 and this Section 13.8.

13.9 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

ARTICLE 14
DISPUTE RESOLUTION

14.1 General. The Parties recognize that a dispute may arise relating to this Agreement (any such dispute, other than one within the scope of a Committee, a “Dispute”). Any Dispute, including Disputes that may involve the Affiliates of any Party, shall be resolved in accordance with this ARTICLE 14.

14.2 Negotiation; Escalation. [***].

14.3 [***].

14.4 Certain Disputes. For any Dispute referred for resolution pursuant to this Section 14.4, such Dispute shall be resolved by binding arbitration conducted pursuant to Section 14.3, except that the procedures for the conduct of such arbitration shall be as follows:

(a) [***].

(b) [***].

14.5 Equitable Relief. Notwithstanding anything in this ARTICLE 14 to the contrary, each Party shall have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party. This Section 14.5 shall be specifically enforceable.

ARTICLE 15
MISCELLANEOUS

15.1 Bankruptcy. All rights and licenses granted by Crinetics under this Agreement in the Field in the Territory are and shall be deemed to be rights and licenses to “intellectual property,” for purposes of, and as such term is used in and interpreted under Section 365(n) of the U.S. Bankruptcy Code. SKK shall have the right to exercise all rights and elections with respect to such intellectual property. Without limiting the generality of the foregoing, Crinetics acknowledges and agrees that, if Crinetics or its estate shall become subject to any bankruptcy or similar proceeding, and subject to the enforceability of this section in such proceeding:

(a) subject to SKK’s rights of election, all rights and licenses granted to the SKK hereunder that are necessary for SKK to continue to Develop or Commercialize the Licensed Product in the Territory will continue subject to the terms and conditions of this Agreement, and will not be affected, even by Crinetics’s rejection of this Agreement; and

(b) To the extent provided elsewhere in Articles 4-7 of this Agreement, SKK shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property and embodiments of intellectual property necessary for SKK to continue to Develop or Commercialize any Licensed Product in the Territory, and the same, if not already in SKK’s possession, shall be promptly delivered to SKK, unless Crinetics elects to and does in fact continue to perform all of its obligations under this Agreement.

15.2 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except for a strike, lockout or labor disturbance with respect to the non-performing Party’s respective employees or agents), fire, floods, earthquakes or other acts of God, or any generally applicable action or inaction by any Governmental Authority but excluding any government action or inaction that is specific to such Party, its Affiliates, Licensees or Sublicensees, such as revocation or non-renewal of such Party’s license to conduct business. The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure or avoid such force majeure circumstances or to perform its obligations despite the ongoing circumstances and shall continue performance with the utmost dispatch whenever such causes are removed.

15.3 Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred (except as expressly provided herein), by either Party without the prior written consent of the other Party, except that (a) this Agreement may be assigned by a Party to an Affiliate of that Party or to an entity that acquires all or substantially all of the business or assets to which this Agreement pertains including, in case that Crinetics is the assigning Party, all title, interest, license and/or other rights held by the Crinetics in and to the Licensed IP, whether by merger, acquisition, sale or otherwise, provided that the entity to whom this Agreement is assigned assumes this Agreement in writing or by operation of law and the assigning Party promptly notifies the other Party of such assignment and (b) Crinetics may assign or transfer its rights under this Agreement to a Third Party in connection with a royalty factoring transaction so long as SKK can Exploit the Licensed Product in the Field in the Territory in accordance with the terms of this Agreement; and provided, further that if the non-assigning Party reasonably believes such assignment could result in adverse tax consequences to the non-assigning Party, such assignment shall not be made without the non-assigning Party’s consent. Any attempted assignment not in accordance with this Section 15.3 shall be null and void and of no legal effect. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

15.4 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) that, insofar as practical, implement the purposes of this Agreement. In the event a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon sixty (60) days prior written notice to the asserting Party, unless such assertion is eliminated and the effect of such assertion is cured within such sixty (60) day period. Any termination in accordance with the foregoing sentence shall be deemed a termination by the other Party for the material breach by the asserting Party pursuant to Section 13.2.

15.5 Notices. All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by electronic mail (provided that a read receipt is received and retained by sender and such notice by electronic mail is promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Crinetics:	Crinetics Pharmaceuticals, Inc.
10222 Barnes Canyon Road, Building 2
San Diego, CA 92121
U.S.A.
Attention: [***]

and

If to SKK:	Sanwa Kagaku Kenkyusho Co., Ltd.
35 Higashisotobori-cho, Higashi-ku,
Nagoya, Aichi, 461-8631
Japan
Attention: [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by electronic mail on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth Business Day following the date of mailing if sent by mail.

15.6 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the breach thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of New York, including its statutes of limitations.

15.7 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of a Party are subject to prior compliance with the export regulations of the United States and any other relevant country and such other laws and regulations in effect in the United States and/or any other relevant country as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the governments of the United States and any other relevant countries. The Parties shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.

15.8 Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, and the Safety Data Exchange and Pharmacovigilance Agreement, Manufacture and Supply Agreement and Clinical Supply Agreement (each, when executed) contain the entire understanding of the Parties with respect to the collaboration and the licenses granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the collaboration and the licenses granted hereunder, including the Prior CDA, are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties.

15.9 Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections of this Agreement.

15.10 Independent Contractors. It is expressly agreed that Crinetics and SKK shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Crinetics nor SKK shall have the authority to make any statements, representations or commitments of any kind, or to take any action that is binding on the other Party without the prior written consent of the other Party.

15.11 Waiver. Any waiver of any provision of this Agreement shall be effective only if in writing and signed by Crinetics and SKK. No waiver by a Party of any default under this Agreement will be a waiver of a future or subsequent default. The failure or delay of any Party in exercising any rights under this Agreement will not constitute a waiver of any such right, and any single or partial exercise of any particular right by any Party will not exhaust the same or constitute a waiver of any other right provided in this Agreement.

15.12 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Laws.

15.13 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party shall be entitled to rely on the delivery of executed pdf copies of counterpart execution pages of this Agreement and such pdf copies shall be legally effective to create a valid and binding agreement among the Parties. The Party who delivers the executed pdf copies of counterpart execution pages of this Agreement shall promptly forward to the other Party the original of the executed copy of this Agreement that was so delivered.

[Signature Page Follows]

In Witness Whereof, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

CRINETICS PHARMACEUTICALS, INC.

By:	/s/ R. Scott Struthers

Name:	R. Scott Struthers

Title:	Founder & Chief Executive Officer

SANWA KAGAKU KENKYUSHO CO., LTD.

By:	/s/ Shusaku Isono

Name:	Shusaku Isono

Title:	President & CEO

List of Exhibits

Exhibit 1.55: Principal Licensed Patents

Exhibit 4.1(a): Initial Development Plan

Exhibit 4.2(a): Development Target Timeline

Exhibit 9.5(a): Joint Press Release

Exhibit 1.55

Principal Licensed Patents

i.	Principal Licensed Patents

Initial Phase	International Phase	National Phase in the Territory
Application No.	Publication No.	Application No.	Publication No.	Patent No.
US62/362493 US62/411338	WO2018/013676	JP2019500810 JP2021173304	JP2019520415 -	JP6967577 -
US62/618538	WO2019/143718	JP2020538675	JP2021511303	-
US62/875285	WO2021/011641	JP2022502580	-	-
US63/076024	－	Patents corresponding to that on the left
US63/193010	－	Patents corresponding to that on the left
US63/298551	-	Patents corresponding to that on the left

Exhibit 4.1(a)

Initial Development Plan

Phase 1
Investigational Drug	[***]
Study detail	[***]
Target subjects	[***]
Study design	[***]
Dosage and Administration	・[***] ・[***] ・[***]
Administration period	[***]
Numbers of target subject	[***] ・[***] ・[***] ・[***]
Main endpoints	[***]

Phase 2/3 Study
Investigational Drug	[***]
Study detail	[***]
Target subjects	[***]
Study design	[***]
Dosage and Administration	[***]
Administration period	[***]
Numbers of target subject	[***]
Main endpoints	[***]

Phase 2/3 Study (Long-Term study)
Investigational Drug	[***]
Study detail	[***]
Target subjects	[***]
Study design	[***]
Dosage and Administration	[***]
Administration period	[***]
Numbers of target subject	[***]
Main endpoints	[***]

Exhibit 4.2(a)

Development Target Timeline of First Indication (SKK)

Target Timeline	Development Events
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Exhibit 9.5(a)

Joint Press Release

Crinetics Pharmaceuticals and Sanwa Kagaku Kenkyusho
Enter into Exclusive Licensing Agreement for the Development and
Commercialization of Paltusotine in Japan

SAN DIEGO and NAGOYA, Japan - February 25, 2022 -- Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX), a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors, and Sanwa Kagaku Kenkyusho Co., Ltd. ("Sanwa"), an established, fully integrated pharmaceutical company headquartered in Nagoya, Japan, today announced that the parties have entered into a strategic partnership to exclusively develop and commercialize paltusotine in Japan. Paltusotine is Crinetics’ investigational, orally available nonpeptide somatostatin receptor type 2 (SST2) agonist being evaluated as a treatment for acromegaly and neuroendocrine tumors (NETs), including NETs complicated by carcinoid syndrome.

Under the terms of this agreement, Crinetics will receive $13.0 million upfront and will be eligible to receive milestone payments related to the achievement of certain development, regulatory and commercial goals. In addition, upon market approval of paltusotine in Japan, Crinetics will be eligible to receive tiered royalties based on net product sales. Sanwa will have an exclusive right to develop and commercialize the product in Japan and will be responsible for leading the development and commercialization of paltusotine for acromegaly and NETs in Japan. Also, Sanwa will assume all costs associated with clinical trials and regulatory applications associated with these processes. Crinetics retains all rights to develop and commercialize paltusotine outside Japan.

There are approximately 10,000 acromegaly patients and 11,000 NETs patients in Japan and, as in the United States, somatostatin analogues are the first-line medical therapy for individuals for whom surgery is either not prescribed or is not curative. Shusaku Isono, President and Chief Executive Officer of Sanwa Kagaku Kenkyusho Co., Ltd. said “Through this license agreement, we will make our best effort with Crinetics to provide a new oral treatment option for acromegaly and NETs patients in Japan.”

“In Sanwa, we found a company that shares our vision of developing, as the first indication for paltusotine, a once-daily oral therapy for acromegaly that will establish a new class of medicine to allow patients to live full lives free of the burden of painful monthly injections,” added Scott Struthers, Ph.D., founder and Chief Executive Officer of Crinetics. “With the promise of additional indications for NETs, we look forward to a long and productive relationship with our colleagues at Sanwa and are pleased to have the external validation that such a high-quality partnership provides.”

Crinetics is currently enrolling patients in its Phase 3 PATHFNDR program, which is evaluating the safety and efficacy of once-daily oral paltusotine in a wide cross section of acromegaly patients in the United States and Europe. In Japan, Sanwa expects to initiate Phase 1 development with paltusotine in 2022.

About Acromegaly

Acromegaly is a serious disease generally caused by a pituitary adenoma, a benign tumor in the pituitary that secretes growth hormone. Excess GH secretion causes excess secretion of IGF-1 from the liver. Together, excess of these hormones leads to the symptoms and physical manifestations of acromegaly, including abnormal growth of hands and feet, alteration of facial features, arthritis, carpal tunnel syndrome, joint aches, deepening of voice due to enlarged vocal cords, fatigue, sleep apnea, enlargement of heart, liver and other organs, and changes in glucose and lipid metabolism. Surgical removal of pituitary adenomas, if possible, is the preferred initial treatment for most acromegaly patients. Pharmacological treatments are used for patients that are not candidates for surgery, or when surgery is unsuccessful in achieving treatment goals. Approximately 50% of patients with acromegaly prove to be candidates for pharmacological treatment. Long-acting somatostatin-receptor ligands (SRLs) are the most common initial pharmacologic treatment; however, these drugs require monthly depot injections with large gauge needles that are commonly associated with pain, injection site reactions, and increased burden of therapy on the lives of patients.

About Neuroendocrine Tumors and Carcinoid Syndrome

Carcinoid syndrome is a group of symptoms that presents in some individuals with neuroendocrine tumors (NETs). NETs are a rare, slow-growing type of cancer that arises most often in the digestive tract. Carcinoid syndrome is most common in patients with NETs that develop in the lung and gastrointestinal tract and metastasize to the liver. In these cases, the liver is unable to filter the hormones secreted by the NETs, causing them to be circulated systemically.

About Paltusotine

Paltusotine is an investigational, orally available nonpeptide agonist that is designed to be highly selective for the somatostatin receptor type 2 (SST2). It was designed by the Crinetics discovery team to provide a once-daily option for patients with acromegaly and neuroendocrine tumors. A previously completed Phase 1 trial of paltusotine showed clinical proof of concept by providing evidence of potent suppression of the growth hormone axis in healthy volunteers. In Phase 2 trials, paltusotine maintained IGF-1 levels in acromegaly patients who switched from injectable depot medications to once-daily oral paltusotine. IGF-1 is the primary biomarker endocrinologists use to manage their acromegaly patients.

About Crinetics Pharmaceuticals

Crinetics Pharmaceuticals is a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors. The company’s lead product candidate, paltusotine (formerly CRN00808), is an investigational, oral, selective nonpeptide somatostatin receptor type 2 biased agonist for the treatment of acromegaly, an orphan disease affecting more than 26,000 people in the United States. A Phase 3 clinical program in acromegaly with paltusotine is underway. Crinetics also plans to advance paltusotine into a Phase 2 trial for the treatment of carcinoid syndrome associated with neuroendocrine tumors. The company is also developing CRN04777, an investigational, oral, nonpeptide somatostatin receptor type 5 (SST5) agonist for congenital hyperinsulinism, as well as CRN04894, an investigational, oral, nonpeptide ACTH antagonist for the treatment of Cushing’s disease, congenital adrenal hyperplasia and other diseases of excess ACTH. All of the company’s drug candidates are new chemical entities resulting from in-house drug discovery efforts and are wholly owned by the company.

About Sanwa Kagaku Kenkyusho Co., Ltd.

Sanwa, a subsidiary of Suzuken Co., Ltd., one of the largest pharmaceutical wholesalers in Japan, is a fully integrated pharmaceutical company headquartered in Nagoya, Japan, with capabilities of R&D, manufacturing, and marketing. Sanwa established therapeutic and diagnostic products serving mainly in diabetes, endocrinology, and dialysis marketplaces. And it is Sanwa's mission to develop and bring to the patients "patient-friendly" medicines that contribute to an improved quality of life.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements, including statements regarding the potential to advance Crinetics’ ongoing clinical programs and bring additional therapeutic candidates into the clinic. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including risks and uncertainties inherent in Crinetics’ business, including unexpected adverse side effects or inadequate efficacy of the company’s product candidates that may limit their development, regulatory approval and/or commercialization, the company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the success of Crinetics’ clinical trials and nonclinical studies and the other risks and uncertainties described in the company’s periodic filings with the SEC. The events and circumstances reflected in the company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Additional information on risks facing Crinetics can be found under the heading “Risk Factors” in Crinetics’ periodic reports, including its annual report on Form 10-K for the year ended December 31, 2020, filed with the SEC. Except as required by applicable law, Crinetics does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Contacts:

Marc Wilson

Chief Financial Officer

IR@crinetics.com

(858) 450-6464

Sanwa Kagaku Kenkyusho Co., Ltd.

CSR Public Relations group

info-skk-2@ml.skk-net.com

Investors / Media:
Corey Davis
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
(212) 915-2577

Aline Sherwood
Scienta Communications
asherwood@scientapr.com
(312) 238-8957